[HOLLAND & KNIGHT LLP Letterhead]

November 1, 2002

Fortress Registered Investment Trust
1301 Avenue of the Americas
42nd Floor
New York, NY 10019

Greenhill Capital Partners, L.P.
300 Park Avenue
23rd Floor
New York, NY 10022

         Re: Securities Purchase Agreement dated as of April 25, 2002

Ladies and Gentlemen:

     We have acted as tax counsel to Pinnacle Holdings Inc., a Delaware corporation (the "Company"), in connection with that certain Securities Purchase
Agreement (the "Agreement") dated as of April 25, 2002 by and among the Company,
Pinnacle Towers, Inc., Fortress Registered Investment Trust ("Fortress"), and
Greenhill Capital Partners L.P. ("Greenhill"). This opinion regarding the qualification of the Company as a real estate investment trust ("REIT") for federal income tax purposes is delivered to you pursuant to Section 7.2(g) of the Agreement. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Agreement or in the Company's prospectus dated June 20, 2001 filed with the Securities and Exchange Commission pertaining to the Company's 5.5% convertible subordinated notes due 2007 (the
"2001 Prospectus").

     The opinion set forth in this letter is based on relevant provisions of the
Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings, policies and practices of the Internal Revenue
Service (the "Service") including its practices and policies indicated in private letter rulings (which rulings are not binding on the Service except, in the case of each such ruling, with respect to the specific taxpayer that receives such ruling), all as of the date hereof. These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, which changes could adversely affect the opinions rendered herein and the tax consequences to the Company.

     In rendering this opinion, we have examined, considered and relied upon such documentation and information provided to us as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including the following: (1) the Agreement and the representations and warranties of the
Company contained therein; (2) the Investor Agreement and the Lock-Up,
Forbearance and Voting Agreement each of which was entered into in connection with the Agreement; (3) the Company's filings with the Securities and Exchange
Commission through the date hereof (the "SEC Filings"), including without limitation the 2001 Prospectus, and the facts and descriptions set forth in such
SEC filings regarding the Company and its investments, activities, operations and governance; (4) the Company's certificate of incorporation, as amended, and its bylaws and stock ownership information; (5) the quarterly and annual REIT qualification testing schedules for all periods during the Company's existence through June 30, 2002, of which such schedules pertaining to periods through and including September 30, 2000 were prepared by the Company with the assistance of the Company's former accountants, PricewaterhouseCoopers LLP, and of which such schedules pertaining to periods subsequent to September 30, 2000 were prepared by the Company and reviewed by the Company's current accountants, Ernst & Young
LLP; and (6) the Stockholders Agreement, Lock-Up Agreements, Prior Lock-Up
Agreements, Restrictive Legends and certain stock transfer restrictions which will be applicable under Part D of Article Four of the proposed New Pinnacle
Certificate of Incorporation set forth as Exhibit B to the Agreement. The opinions set forth in this letter also are premised on certain additional information and representations obtained during our representation of the
Company through consultation with officers of the Company and with the firm then serving as the Company's accountants, including without limitation those contained in the Company's management representation certificate to us dated of even date herewith attached hereto as Exhibit A (the "Management Representation
Certificate") regarding certain facts and other matters (including among other things, the Company's stock ownership, assets, acquisitions, revenues, and distributions) as are germane to the Company's qualification as a REIT under the
Code. In addition, we have assumed that on and after the Closing five or fewer individuals will not own, directly or indirectly, more than 50 percent in value of the outstanding stock of the Company, as determined in accordance with
Section 856(h) of the Code.

     For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts and representations set forth in the above-referenced documents, including without limitation the Agreement, the SEC
Filings and the Management Representation Certificate. Moreover, such statements, information and representations upon which we are relying relate, in part, to periods during which, and transactions in which, we did not represent the Company. We consequently have relied upon the statements, representations and information presented therein and in such documents or otherwise furnished to us, and we have assumed, with your consent, that the statements, representations and information presented in such documents or otherwise furnished to us (including, without limitation, the Management Representation
Certificate and the Agreement) are accurate and complete with respect to all material facts relevant to our opinion, without regard to any qualification therein as to knowledge or belief.

                                       2

     In our review, we have further assumed that each of the written agreements to which the Company or any entity comprising the Company is a party will be implemented, construed and enforced in accordance with its terms, and that each of the entities comprising the Company has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed and the manner described in the relevant organizational documents. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

     Based upon, subject to, and limited by the assumptions and qualifications set forth herein, in the discussion in the 2001 Prospectus under the caption
"Certain United States Federal Income Tax Considerations" (which is incorporated herein by reference) and in the Company's SEC Filings generally, and the discussion herein, we are of the opinion that the Company is a real estate investment trust ("REIT") under Section 856 of the Code. However, the Company's qualification as a REIT during the 2002 calendar year is dependent, among other things, on the Company and the entities comprising the Company satisfying certain tests with respect to its gross income, assets, distributions and stock ownership for its current taxable year which will not end until December 31,
2002. If any of such tests is not satisfied during any previous or subsequent portion of the 2002 calendar year, then the qualification of the Company as a
REIT may terminate retroactive to January 1, 2002. In this regard, we call to your attention that such requirements include (but are not limited to) the requirement that the beneficial ownership of the Company's stock be held by 100 or more persons (determined without reference to any rules of attribution) for at least 335 days of each taxable year (or a proportionate part of a short taxable year). As you are aware, the consummation of the transactions contemplated by the Agreement may result in the beneficial ownership of the
Company's stock being held by fewer than 100 persons.

     The Company's qualification and taxation as a REIT also depends upon the
Company and the entities comprising the Company having met for all calendar quarters and calendar years since the Company's inception, through actual operating and other results, the various requirements under the Code with regard to, among other things, sources of gross income, composition of assets, distribution levels, diversity of stock ownership, and various other requirements imposed under the Code. Certain of such requirements involve factors that are not entirely within the control of the Company. Holland &
Knight LLP has not independently reviewed the Company's compliance with such requirements, and accordingly, no assurance can be given that the actual results of the Company's operations satisfy the requirements for qualification as a REIT under the Code. Our opinion cannot be relied upon if the actual results of the operations of the Company and the entities comprising the Company, including without limitation the sources of income, the nature of assets, the nature of stock ownership, and the level of distributions to stockholders for any given calendar year or any calendar quarter therein are not accurately reflected in the documents described above upon which we have relied. In addition, as noted
above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements and representations of the Company contained therein or that have otherwise been made to us,

                                       3

and our opinions cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate, or if any of the representations of the Company therein or otherwise made to us is, or later becomes, inaccurate, in each instance without regard to any qualification as to knowledge or belief.

     An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits if certain tax matters are contested by the Service, and it is not binding on the Service or any courts.
There can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues would not hold contrary to our opinions. In certain instances with respect to matters for which there is no relevant authority (including but not limited to the effect of certain transfer restrictions under the Lock-Up Agreements, the Prior Lock-Up
Agreements, the Stockholders Agreement, the Restrictive Legends, the Investor
Agreement, the Lock-Up, Forbearance and Voting Agreement, and Part D of Article
Four of the proposed New Pinnacle Certificate of Incorporation on the ability of the Company to satisfy the requirement for REIT qualification that the Company's shares be transferable), our opinion is based on authorities which we have considered to be analogous even though certain such authorities have been rendered obsolete for unrelated reasons by subsequent authorities.

     This opinion letter has been prepared solely for your use in connection with the closing of the transactions contemplated by the Agreement on or about the date of this opinion letter and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. This opinion is expressed as of the date hereof. We assume no obligation to advise you of any changes in our opinion subsequent hereto, and we disclaim any undertaking to advise you of any subsequent changes in applicable law or any subsequent changes in the matters stated, represented or assumed herein as a basis for this opinion.

                                                        Very truly yours,

                                                        /s/ Holland & Knight LLP

                                                        HOLLAND & KNIGHT LLP

                                       4

                                    EXHIBIT A

                      MANAGEMENT REPRESENTATION CERTIFICATE

     Each of the undersigned officers of Pinnacle Holdings Inc., a Delaware corporation (the "COMPANY"),(1) with respect to the respective period hereinafter set forth, hereby certifies, on behalf of the Company, that, to the best of each of his knowledge after due inquiry, the representations set forth below on which Holland & Knight LLP is relying in rendering its opinion with respect to the qualification of the Company as a "real estate investment trust"
under the provisions of the Internal Revenue Code of 1986, as amended and in effect from time to time (the "CODE")(2) are true and correct as of the date hereof. To the extent the representations herein relate to future time periods, such representations reflect the present intention of the Company as to future events. Such opinion of Holland & Knight LLP is a condition to the closing of the transactions contemplated by that certain Securities Purchase Agreement dated as of April 25, 2002 between the Company and Fortress Registered
Investment Trust and Greenhill Capital Partners, L.P. (the "AGREEMENT").

     1. The Company and each of the entities comprising the Company (i.e., entities in which the Company directly or indirectly owns an interest) has operated and will operate in accordance with (i) the statements and representations made in the Company's prospectus filed with the Securities and
Exchange Commission on June 20, 2001 pertaining to the Company's 5.5%
convertible notes due 2007 (the "2001 PROSPECTUS") and in its other filings with the Securities and Exchange Commission, (ii) its organizational documents, and
(iii) the laws of the jurisdiction of its formation.

     2. The Company has been and will be managed by its Board of Directors.

     3. The Company has owned and currently owns, or has leased and currently leases (or has had arrangements and now has arrangements granting to it the right to use, possess and sublease or sublicense) various properties (each, a
"PROPERTY" and collectively the "PROPERTIES"). Such Properties consist of (i)
telecommunications towers, building structures and associated land or buildings
(some of which are building rooftops of tall buildings) upon which such telecommunications towers (or in the case of building rooftops, telecommunication grids) are located, together with ancillary equipment; and
(ii) buildings which are rented to tenants for use for the location and operation of telecommunications equipment. The Company has rented and now currently rents, and

-----------
1    Unless otherwise specifically defined herein, all capitalized terms have the meanings ascribed to them in the Agreement or the Company's prospectus dated June 20, 2001 filed with the Securities and Exchange Commission (the
     "2001 Prospectus").

2    Unless otherwise indicated, Section references herein are to the Code as in effect on the date hereof, except that any representation with respect to a prior taxable year shall be deemed to refer to the Code as in effect for such prior taxable year, and, similarly the Section references for such representation shall be deemed to refer to the corresponding provisions under the Code then in effect.

has granted and now currently grants the right to use, all or portions of each such Property to one or more third parties under leases, licenses, or arrangements substantially similar thereto (each a "Lease"), in consideration for which use the user pays the Company rent pursuant to such Lease. The Company has operated in accordance with each Lease.

     4. The Company filed a timely election, pursuant to Section 856(c)(1) of the Code, to be taxed as a real estate investment trust ("REIT"), commencing with its taxable year ending December 31, 1995, and such election has not been terminated or revoked. The Company has adopted December 31 as its taxable year end for federal income tax purposes. The Company began its existence during
1995.

     5. For the Company's 1995 taxable year and for each taxable year ended thereafter and for the portion of the Company's 2002 taxable year through the date hereof, after application of Section 858 of the Code, there is for federal income tax purposes no non-REIT current or accumulated "earnings and profits" of the Company, including any "earnings and profits" attributed or deemed attributed in a transaction to which Section 381 of the Code applies. To the extent that the Company has acquired, or will acquire during the remaining portion of the Company's 2002 taxable year, a QRS (see footnote 3) with
"earnings and profits" for federal income tax purposes, such earnings and profits have been, or will be, distributed to the shareholders of the Company prior to the last day of the taxable year of the Company's acquisition of such
QRS.

     6. At no time during any taxable year beginning after December 31, 1995, has more than 50 percent in value of the outstanding stock of the Company been owned, directly or indirectly, by five or fewer individuals as determined by applying Sections 542(a)(2), 544 and 856(h) of the Code.

     7. At all times after December 31, 1995, there have been 100 or more beneficial owners of the outstanding shares of Common Stock of the Company.

     8. The beneficial ownership of the Company has been evidenced by transferable shares at all times during the Company's existence. The Company has not imposed, and is not aware of, any transfer restrictions on the outstanding stock of the Company other than (i) those restrictions which are contained in the Company's Certificate of Incorporation executed on August 15, 1995 and each of the Company's Amended and Restated Certificates of Incorporation executed on each of May 16, 1996, September 19, 1997, September 2, 1998, December 16, 1998
and February 18, 1999 which restrictions are intended to enable the Company to comply with certain REIT qualification requirements as set forth in Sections
856(a)(5) and (a)(6) of the Code; (ii) the restrictions which are the subject of the Subscription and Stockholders' Agreement among the Company and certain of its Stockholders, dated December 31, 1995, as amended and restated on May 16,
1996; (iii) the restrictions which are the subject of the Restrictive Legends;
(iv) the restrictions applicable under the Company's Stock Incentive Plan, (v)
the restrictions that are the subject of the Lock-Up Agreements and the Prior
Lock-Up Agreements, (vi) the restrictions contained in the Agreement and in each of the Investor Agreements and the Lock-Up, Forbearance and Voting Agreement
entered into

in connection with the Agreement, and (vi) the restrictions under Part D of
Article Four of the proposed New Pinnacle Certificate of Incorporation set forth as Exhibit B to the Agreement. No shares of Restricted Stock have been issued pursuant to the Stock Incentive Plan.

     9. For the Company's 1995 taxable year, for each Company taxable year thereafter, and for the portion of the Company's 2002 taxable year through the date hereof, at least 75 percent of the gross income derived by the Company(3)
has consisted of, and for the remaining portion of the Company's 2002 taxable year will consist of (i) amounts derived from the rental of the portion of each
Property constituting real property for federal income tax purposes, including rents attributable to personal property as described in paragraph 14 below, and including charges for services usually or customarily rendered in connection with the rental of real property space for occupancy only (whether or not such charges are separately stated) as described in paragraph 12 below (exclusive of any exception stated therein), (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gain realized from the sale or other disposition of real property or a mortgage on real property which is not described in Section 1221(1) of the Code, and (iv) amounts described in
Sections 856(c)(3)(D) through 856(c)(3)(I) of the Code including the following:
abatements and refunds of taxes of real property taxes, income and gain on foreclosure property, qualified temporary investment income as defined in
Section 856(c)(5)(D) of the Code, dividends and other distributions on and gain
(other than gain from prohibited transactions) from the sale or other disposition of transferable shares in other real estate investment trusts, gain from the sale or other disposition of a real estate asset which is not a prohibited transaction solely by reason of Section 857(b)(6) of the Code, and amounts which are not dependent in whole or in part on the income or profits of any person and which are received as consideration for entering into agreements to make loans secured by real property interests or mortgages secured thereby or to purchase or lease real property interests or interests in mortgages on real property. For purposes of clause (i) above, "amounts derived from the rental"
and "rents" mean base rent and percentage rent under a Lease.

     10. For the Company's 1995 taxable year, for each Company taxable year thereafter, and for the portion of the Company's 2002 taxable year through the date hereof, at least 95 percent of the gross income derived by the Company has consisted of, and for the remaining portion of the Company's 2002 taxable year will consist of (i) the items of income described in paragraph 9 above (other than qualified temporary investment income described in Section 856(c)(5)(D) of the Code), (ii) gain realized from the sale or other disposition of stock or securities which are not property described in Section

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3    For purposes of the representations with respect to gross income as contained in paragraphs 9, 10 and 11 hereof, the Company is treated as receiving a pro rata share (as determined under Treasury Regulation Section
     1.856-3(g)) of all items of gross income received or accrued by any partnership in which the Company may hold a partnership interest (either directly or indirectly through another partnership or through a QRS, as hereinafter defined), and as receiving all income received or accrued by any "qualified REIT subsidiary" of the Company within the meaning of
     Section 856(i)(2) of any Code or any wholly owned entity described in
     Treasury Regulation Section 301.7701-2(c)(2) (either herein, a "QRS").

1221(1) of the Code, (iii) interest and dividends, and (iv) income derived from payments to the Company under a bona fide interest rate swap or cap agreement
(including, for taxable years beginning after December 31, 1997, income derived from a bona fide option, futures contract, forward rate agreement, or any similar financial instrument) entered into by the Company or a partnership of which the Company is a partner to hedge any variable rate indebtedness of the
Company or such partnership incurred or to be incurred to acquire or carry real property, or from the sale or other disposition of such an agreement (herein, an
"INTEREST RATE SWAP OR CAP AGREEMENT").

     11. For the Company's 1995 taxable year and for each Company taxable year thereafter through the Company's taxable year ending December 31, 1997, less than 30 percent of the gross income of the Company was derived from the sale or other disposition of (i) stock or securities (including an Interest Rate Swap or
Cap Agreement) held for less than one year, (ii) property in a transaction which is a prohibited transaction (as defined in Section 857(b)(6)(B)(iii) of the
Code), and (iii) real property (including interests in real property and interests in mortgages on real property) held for less than four years, other than property compulsorily or involuntarily converted within the meaning of
Section 1033 of the Code, and property which is foreclosure property within the definition of Section 856(e) of the Code.

     12. Subject to the last sentence of this paragraph 12, for the Company's
1995 taxable year, for each Company taxable year thereafter, and for the portion of the Company's 2002 taxable year through the date hereof, neither the Company nor any partnership in which the Company was or is directly or indirectly a partner nor any QRS, has received or accrued, and for the remaining portion of the Company's 2002 taxable year, will receive or accrue, any amount (herein
"SERVICE CONSIDERATION"), directly or indirectly, with respect to any real or personal property in any case in which the Company or any such partnership or
QRS (or any agent of the Company or such partnership or QRS), furnished or rendered (or furnishes or renders) services to tenants or other occupants of such property, or managed or operated (or manages or operates) such property, either (i) other than through an "independent contractor" with respect to the
Company within the meaning of Section 856(d)(3) of the Code from which the
Company or such partnership or QRS has not derived or received, and does not derive or receive, any income or (ii) other than services usually or customarily rendered in connection with the rental of space in real property for occupancy only, and not rendered primarily for the convenience of any occupant of the real property, within the meaning of Treasury Regulation Section 1.512(b)-1(c)(5), except that the Company may have received or accrued, an amount of service consideration which does not (a) cause any amount received or accrued by the
Company, other than such service consideration, not to qualify as "rents from real property" under Section 856(d) of the Code (taking into account the de minimus impermissible tenant service income rules of Section 856(d)(7) of the
Code for Company taxable years beginning after December 31, 1997) or (b)
materially adversely affect the Company's ability to satisfy the standards relating to 75% and 95%, respectively, of the gross income derived by the
Company, as set forth in paragraphs 9 and 10, respectively, of this Management
Representation Certificate. Without limiting the foregoing, and subject to the last sentence of this paragraph 12, neither the Company (including for this purpose any QRS and any partnership in which the Company or a QRS directly or indirectly held or holds an interest), nor any person other than an
"independent contractor" with respect to the Company within the meaning of
Section 856(d)(3) of the Code from which the Company (or such partnership or
QRS) has not derived or received (and does not derive or receive) any income, has operated any Property, or has managed or otherwise rendered services with respect to the operation of any Property (including radio frequency transmitting and/or receiving, including without limitation the operation or management of equipment used therein, etc.). The Company (including for this purpose any QRS and any partnership in which the Company or a QRS directly or indirectly held or holds an interest) has been permitted to operate a Property which is properly treated as "foreclosure property" (within the meaning of Section 856(e) of the
Code), but only for 90 days after the date on which the Company (or such partnership or QRS) acquires possession of the Property from a lessee under a
Lease, provided that all gross income derived from such foreclosure property qualifies under Section 856(c)(3)(F) of the Code.

     13. The allocation of the purchase price of assets acquired by the Company between (i) personal property, including furniture, furnishings, equipment, and other tangible personal property, and (ii) real estate assets (including land, buildings, "Tower Assets," and the value of Leases in existence at the time of acquisition) as reflected in the financial statements and federal income tax returns of the Company is an accurate allocation of the purchase price between personal property and real estate assets. No goodwill has been associated with any asset of the Company (including for this purpose any QRS and any partnership in which the Company or a QRS directly or indirectly held or holds an interest)
and no amount of the purchase price of any asset has been allocated by the
Company (or such partnership or QRS) for financial reporting or tax purposes to goodwill. The full amount reflected as "intangible assets" on Schedule L of the
Company's original and amended Form 1120-REIT for each of its tax years 1998,
1999 and 2000 represents the value of Leases in place, tower licenses and permits, zoning rights and other similar real property interests which are associated with, and inseparable from, the interest in the underlying real estate acquired by the Company, and no portion of such amounts either constitute goodwill or represent value attributable to the characteristics of goodwill.

     14. For the Company's 1995 taxable year, for each Company taxable year thereafter, and for the portion of the Company's 2002 taxable year through the date hereof, the Company (including for this purpose any QRS and any partnership in which the Company or a QRS directly or indirectly held or holds an interest)
has not received or accrued, and for the remaining portion of the Company's 2002 taxable year will not receive or accrue, rent with respect to any Property attributable to personal property of the Company, except in situations where the average adjusted bases (fair market value with respect to taxable years beginning after 2000) of the personal property with respect to such Property at the beginning and at the end of such taxable year, leased in connection with each lease of real property, do not exceed 15 percent of the average adjusted bases (fair market value with respect to taxable years beginning after 2000) of the real property and the personal property together with respect to such
Property at the beginning and at the end of such taxable year, within the meaning of Section 856(d)(1) of the Code.

     15. For the Company's 1995 taxable year, for each Company taxable year thereafter, and for the portion of the Company's 2002 taxable year through the date hereof, the Company (including for this purpose any QRS and any partnership in which the Company or a QRS directly or indirectly held or holds an interest)
has not received or accrued, and for the remaining portion of the Company's 2002 taxable year will not receive or accrue, directly or indirectly, any rent or interest with respect to real or personal property, where the determination of the amount of rent or interest depends in whole or in part on the income or profits derived by any person from the Property, except where rent or interest is based on a fixed percentage or percentages of receipts or sales within the meaning of Section 856(d)(2)(A) or 856(f)(1)(A) of the Code, and except that the
Company may have received or accrued, and may receive or accrue, an amount of such rent or interest which does not materially adversely affect its ability to satisfy the standards relating to 75% and 95%, respectively, of the gross income derived by the Company, as set forth in paragraphs 9 and 10, respectively, of this Management Representation Certificate. None of the base rent, percentage rent or any other amount received or accrued (or to be received or accrued), directly or indirectly, under any Lease depended or was based (or depends or is based), in whole or in part, on the income or profits of any person from any
Property. The rent provisions of each Lease conform with normal business practice and normal market rates, and each such Lease was negotiated at arm's length.

     16. For the Company's 1995 taxable year, for each Company taxable year thereafter, and for the portion of the Company's 2002 taxable year through the date hereof, the Company (including for this purpose any QRS and any partnership in which the Company or a QRS directly or indirectly held or holds an interest)
has not received or accrued, and for the remaining portion of the Company's 2002 taxable year will not receive or accrue, directly or indirectly, rent or any other consideration under a lease from any person in which the Company owned or owns (a) in the case of a corporation, 10 percent or more of the total combined voting power of all classes of stock entitled to vote, or 10 percent or more of the total number of shares of all classes of stock (or 10 percent or more of the total value of shares of all classes of stock for taxable years beginning after
2000), or (b) in the case of an entity other than a corporation, an interest of
10 percent or more in the assets or net profits of such entity, except that the
Company may receive or accrue an amount of such rent which does not materially adversely affect its ability to satisfy the standards relating to 75% and 95%, respectively, of the gross income derived by the Company, as set forth in paragraphs 9 and 10, respectively, of this Management Representation
Certificate. No tenant under any Lease or any person owning (or formerly owning)
any interest (or fraction thereof) in any tenant, has acquired a greater than
9.8% ownership interest in the Company (or any affiliate thereof), or in any person holding an ownership interest in the Company. For purposes of this paragraph 16, in determining ownership in the Company, in a tenant or in any other person, the constructive ownership rules specified in Section 318 of the
Code (as modified by Section 856(d)(5) of the Code) shall apply.

     17. At the close of each calendar quarter of 1995 and of each calendar quarter thereafter, at least 75 percent of the total value of the assets of the
Company(4) has consisted of, and for the remaining portion of the Company's 2002 taxable year will continue to consist of, real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code (and Sections 856(c)(5) and
856(c)(6)(B) of the Code, as in effect prior to the Taxpayer Relief Act of 1997, for Company taxable years ending on or before December 31, 1997), Government securities, cash and cash items (including receivables which arise in the ordinary course of operations, but not including receivables purchased from another person and not including repurchase agreements, bankers acceptances, money market mutual funds or other similar short-term investments regardless of whether such may be considered as a cash equivalent under generally accepted accounting principles).

     18. At the end of each calendar quarter of 1995 and of each calendar quarter thereafter, the Company has not beneficially owned, and will not through
December 31, 2002 beneficially own, securities in any one issuer (except for (i)
any QRS, (ii) any "taxable REIT subsidiary" within the meaning of Section 856(1)
of the Code (hereinafter a "TRS"), or (iii) any qualified real estate investment trust satisfying Treasury Regulation Section 1.856-3), having an aggregate value in excess of five percent of the value of the total assets of the Company as determined in accordance with Treasury Regulation Section 1.856-2(d).

     19. At the end of each calendar quarter of 1995 and of each calendar quarter thereafter, the Company has not beneficially owned, and will not through
December 31, 2002 beneficially own, any securities of any issuer (except for.
any QRS, any TRS, or any qualified real estate investment trust satisfying
Treasury Regulation Section 1.856-3), representing more than 10 percent of the outstanding voting securities of such issuer with respect to the end of calendar quarters prior to 2001 or representing more than 10 percent of the total voting power of the outstanding securities of such issuer with respect to the end of calendar quarters after 2000, in each case within the meaning of Section
856(c)(4)(B) of the Code, and additionally, with respect to the end of calendar quarters after 2000, securities representing more than 10 percent of the value of the outstanding securities of any such issuer. At the end of each calendar quarter after 2000, all TRS securities owned by the Company collectively did not constitute more than 20 percent of the value of the assets of the Company. With respect to both Pinnacle Towers III Inc. ("PTIII") and Pinnacle Towers IV Inc.
("PTIV"), at no time prior to the date when such entity became wholly owned by the Company was there any express or implied understanding between the Company and any of the holders of 91% of the voting common stock of PTIII or PTIV not owned by the Company regarding the manner in which the voting rights associated with the voting stock of PTIII or PTIV would be

-----------
4    For purposes of the representations with respect to assets (including securities) as contained in paragraphs 17, 18 and 19 hereof, the Company is treated as holding a pro rata share (determined under Treasury Regulation
     Section 1.856-3(g)) of all assets held by any partnership in which the
     Company may hold a partnership interest, and as holding all assets held by any QRS.

exercised, or which might affect the exercise of such voting rights in a manner inconsistent with the voting rights associated therewith as set forth in the respective certificate of incorporation of PTIII or PTIV and other organizational documents of each such entity, or for any acquisition or redemption of such voting stock from such other holders on any condition or event. Each of PTIII, PTIV and Pinnacle Towers V Inc. ("PTV") has been organized and operated in the manner described in all of (i) its certificate of incorporation, (ii) its other organizational documents, and (iii) the Company's
SEC filings, including the 2001 Prospectus. Except as set forth in the certificate of incorporation of PTIII and PTIV, respectively, at no time prior to the date when such entity became wholly owned by the Company was there any agreement or arrangement involving PTIII, PTIV and/or any of their stockholders that (i) reduced the effective voting power of the stockholders other than the
Company to less than 91% with respect to any matter affecting PTIII or PTIV or
(ii) provided the Company with a veto, approval or similar rights or otherwise increased the effective voting power of the Company with respect to any matter affecting PTIII or PTIV to greater than 9%. The descriptions contained in the
2001 Prospectus of both the restructuring of the ownership of the securities of each of PTIII, PTIV and PTV during March 2001 and the making of the TRS election with respect to each of PTIV and PTV are true and correct.

     20. As of the beginning of its 1995 taxable year and from and after the date thereof, the Company's assets primarily consisted of, and will through
December 31, 2002 primarily consist of (i) "real estate assets" within the meaning of Section 856(c)(5)(B) of the Code (and within the meaning of Section
856(c)(6)(B) of the Code, as in effect prior to the Taxpayer Relief Act of 1997, for the Company taxable years ending on or before December 31, 1997), or 100% of the stock or beneficial interests of one or more QRS's the assets of each of which consist primarily of "real estate assets" as so defined, and (ii) one or more bank accounts or similar cash instruments which the Company may hold from time to time.

     21. Beginning with the Company's 1995 taxable year and for each Company taxable year thereafter, the Company has complied with, and will through
December 31, 2002 comply with, the requirements pertaining to the keeping of records reflecting the actual owners of its stock and the making of written demand for certain statements from its shareholders of record, in each case as prescribed (i) by Section 857(a)(2) of the Code, as in effect prior to the
Taxpayer Relief Act of 1997, for the Company taxable years ending on or before
December 31, 1997, (ii) by Section 857(f)(1) of the Code for the Company taxable years commencing after December 31, 1997, and (iii) by Treasury Regulation
Section 1.857-8.

     22. For the Company's 1995 taxable year, for each taxable year thereafter, and for the portion of the 2002 taxable year through the date hereof, the
Company has distributed, and for the remaining portion of the Company's 2002 taxable year will distribute, amounts equal in the aggregate to at least 95 percent (90% with respect to taxable years beginning after 2000) of its "real estate investment trust taxable income" (determined without regard to the deduction for dividends paid (as defined in Section 561 of the Code)) and by excluding any net capital gain (within the meaning of Section 857(a)(1)(A) of the Code), plus at least 95 percent (90% with respect to taxable years beginning after 2000) of the excess of any "net income from foreclosure property" over the tax imposed by Section 857(b)(4)(A) of the Code on such net income, less "excess noncash income," as such terms in quotations are defined in
Sections 857(b)(2), 857(b)(4)(B), and 857(e), respectively, of the Code, during the taxable year involved or during the period thereafter as prescribed by
Section 858 of the Code.

     23. The Company has not directly or indirectly made, and through December
31, 2002 will not directly or in directly make, any distribution that constitutes a preferential dividend as described in Section 562(c) of the Code.

     24. The Company (and any QRS and any partnership in which the Company or a
QRS directly or indirectly held or holds an interest) has at all times beneficially held the Properties and all of its other assets as property other than (i) stock in trade or other property of a kind which would properly be includible in inventory if on hand at the close of the taxable year or (ii)
property held primarily for sale to customers in the ordinary course of the trade or business of the Company (or such partnership or such QRS).

     25. The Company (and any QRS and any partnership in which the Company or a
QRS directly or indirectly held or holds an interest) has not at any time owned a "residual interest" (within the meaning of Section 860G(a)(2) of the Code) in a REMIC (within the meaning of the Section 860D(a) of the Code).

     26. The portion of each Property constituting real property for federal income tax purposes has an economic useful life of at least 125% of the term of the Lease to which such Property relates and a residual value (without taking into account inflation or deflation) at the end of such term of at least 20% of the Company's purchase price for such property.

     27. All compensation for services payable by the Company (including for this purpose any QRS and any partnership in which the Company or a QRS directly or indirectly held or holds an interest), whether in the form of cash, stock or other property, has constituted commercially reasonable compensation in relation to the services performed. The determination of the allocations and awards under the Stock Incentive Plan have been and will be commercially reasonable.

     28. Each Lease between the Company and each of the Company's tenants or licensees (including for this purpose the tenants or licensees of any QRS and any partnership in which the Company or a QRS directly or indirectly held or holds an interest) has been solely for a fixed sum rental within the meaning of
Treasury Regulation Section 1.856-4(b)(6)(i) to the extent that the tenant under such Lease has subleased or sublicensed all or any part of the Property which is the subject of such Lease. The Company is unaware of any sublease or sublicense interest entered into between the Company's tenants (including for this purpose the tenants or licensees of any partnership in which the Company directly or indirectly held or holds an interest and the tenants or licensees of any QRS)
and their subtenants or sublicensees, which is or has been based in whole or in part, directly or indirectly, on the income or profits of any person. If the
Company should enter into a Lease which is under terms other than solely on a fixed sum

rental within the meaning of Treasury Regulation Section 1.856-4(b)(6)(i) (for example, with rent determined by a percentage of the tenant's gross receipts), the Company will ensure that the terms of its Lease prohibit any sublease or sublicense with rent determined, in whole or in part, directly or indirectly, on the basis of the income or profits of any person, and the Company will enforce such provision to ensure that no such sublease or sublicense is entered into in violation of such prohibition.

     29. Each communications tower which has been owned by the Company or which is currently owned by the Company, or which has been leased or licensed to the
Company or which is currently leased or licensed to the Company, was or is built upon or rigidly affixed to pilings or foundations anchored to the ground on such
Property, and was or is either immovable or impractical to move due to the difficulty and expense of, and time involved in, doing so. Each of the rooftop communications sites of the Company, PTIII, any QRS or any partnership in which the Company owns or has owned an interest has the characteristics as described in the IRS Private Letter Ruling dated July 18, 2000 issued to PTIII and the request therefor and other materials submitted in connection therewith, all of which are accurate in all material respects.

     30. The assets identified as "Tower Assets" on the financial reports and statements of the Company, and the amounts allocated to same, constitute "real estate assets" within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the
Code (and Sections 856(c)(5) and 856(c)(6)(B) of the Code, as in effect prior to the Taxpayer Relief Act of 1997, for Company taxable years ending on or before
December 31, 1997). Such "Tower Assets" do not include goodwill, waveguides, modular racks or other personal property, except for multiplexers/combiners (i)
the aggregate value of which is less than 2% of the total assets of the Company, and (ii) which will comply with the provisions of paragraph 14 of this
Management Representation Certificate with respect to each Property with which each such multiplexer/combiner is associated.

     31. The Company acquired all of the stock of Pinnacle Towers Inc., a
Delaware corporation, on December 31, 1995 in the manner described by the
Internal Revenue Service Private Letter Ruling dated December 22, 1995 issued to
Pinnacle Towers Inc., and actions taken by the Company and Pinnacle Towers Inc.
were as described and represented therein in all material respects. Each entity identified in those four separate rulings of the Internal Revenue Service dated
July 30, 2002, has duly and validly filed a timely election with the Internal
Revenue Service to be classified for federal income tax purposes as either a partnership or a disregarded entity, in each case retroactive to its date of formation.

     32. All acquisitions of more than nine and one-half percent of the voting securities (within the meaning of Section 856(c)(4)(B)) of any corporation
(including for purposes of this paragraph any debt treated as stock for federal income tax purposes and any entity which is treated as a corporation for federal income tax purposes) undertaken at any time prior to January 1, 2001 by the
Company, any QRS or any partnership in which the Company or a QRS may hold a partnership interest, have been of all of the equity securities (voting and nonvoting) of such corporation. Other than the acquisition of Pinnacle Towers
Inc., described in paragraph 31 above, the only corporations that are

                                       10

the subject of an acquisition described in the immediately preceding sentence prior to January 1, 1998 are: Coverage Plus Antenna Systems, Inc. ("Coverage
Plus"), Tower Systems, Inc. ("TSI"), Shore Communications, Inc. ("Shore"),
WestShore Communications, Inc. ("WestShore") and Midway Tower, Inc. ("Midway").
A timely, valid election on Form 8023A under Section 338(h)(10) of the Code was filed with the Internal Revenue Service for each of Coverage Plus and TSI to permit each such corporation to constitute a QRS. Shore, Westshore and Midway were each completely liquidated into the Company or a QRS under Section 332 of the Code prior to the end of the calendar quarter in which such stock acquisition occurred and the Company has taken all necessary steps in order to timely and validly liquidate Shore, Westshore and Midway under Section 332 of the Code. The only corporations that are the subject of an acquisition occurring on or after January 1, 1998 described in the first sentence of this paragraph are: Radio Station WGLD, Inc., WEO Tower, Inc., High Point Management Co., Inc.,
Tower Technology of Jacksonville, Inc., Coastal Antennas, Inc., Marmack
Industries, Inc., Arrowhead Corporation of Delhi, Inc., PTI Communications, Inc.
(formerly known as Vetter Communications Company, Inc.), Interstate Tower
Communications, Inc., Qwest Transmission Inc. (now known as QTI, Inc.), PVB
Towers, Inc., Intellicom, Inc., Intracoastal City Towers, Inc., and Pinnacle
Towers Canada, Inc. Since January 1, 2001, except for the securities of any QRS, any TRS, or of PTIII, PTIV or PTV, the Company has neither acquired nor held securities of any corporation constituting more than either (i) nine and one-half percent of the total voting power of such corporation (including for this purpose any entity which is treated as a corporation for federal income tax purposes) or (ii) nine and one-half of the total value of all outstanding securities of such corporation. None of the Company, any QRS or any partnership in which the Company or a QRS may hold a partnership interest has at any time acquired all of the stock of any corporation which at the time of acquisition had current and accumulated earnings and profits for federal income tax purposes, unless either (i) a timely and valid election under Section 338 of the
Code has been or is made by the Company with respect to its acquisition of the stock of such corporation, or (ii) an amount not less than such current and accumulated earnings and profits has been or will be distributed to shareholders of the Company on or before the last day of the taxable year of the Company during which it acquired the stock of such corporation. The Company has made a timely election described in Temporary Treasury Regulationss.1.337(d)-6T(c)(4)
in its 1120-REIT for 2001 which was filed on or before September 16, 2002 with respect to any "built-in gains" of each corporation all of the stock of which the Company has ever acquired since its inception, unless either a timely and valid election under Section 338 of the Code has been made with respect to the acquisition of the stock of such corporation by the Company or a QRS or such corporation was an S corporation during its entire existence through the date of acquisition. The federal income tax return of the Company and each other entity identified in that certain letter from the Internal Revenue Service ("IRS")
dated May 16, 2002, has been timely and properly amended in the manner described in such letter.

     33. Each of PT IV and PT V (together with the subsidiaries of each) has duly and validly filed timely an election to be treated for federal income tax purposes as a TRS effective January 1, 2001 and March 21, 2001, respectively.
Each such election has

                                       11

remained continuously in effect from the effective date of such election through the date hereof.

     34. In addition to those requirements set forth in this Management
Representation Certificate relating to the qualification of the Company as a real estate investment trust under the Code, the Company has complied with all other requirements under the Code (including, without limitation, Sections
856-860 of the Code as in effect for the taxable year) in order to maintain the
Company's qualification as a real estate investment trust under the Code including without limitation those described under the caption "Certain United
States Federal Income Tax Considerations" in the 2001 Prospectus.

     35. The Company's annual REIT testing schedules for the calendar years of
1995, 1996, 1997, 1998, and 1999, and its quarterly REIT testing schedules for each such calendar years and for the first three calendar quarters of 2000, copies of all of which have been provided to Holland & Knight LLP, have been prepared with the assistance of and/or reviewed by the Company's former accountants, PricewaterhouseCoopers LLP. The Company's quarterly REIT testing schedules for the fourth calendar quarter of the 2000 calendar year, each calendar quarter during calendar year 2001 and the first two quarters of calendar year 2002, and the Company's annual REIT testing schedule for the 2000 and 2001 calendar years, copies of which have been provided to Holland & Knight
LLP, have been prepared by the Company and reviewed by the Company's current accountants, Ernst & Young LLP. All of the Company's REIT testing schedules copies of which have been provided to Holland & Knight LLP are complete and correct in all material respects, and the information set forth therein is consistent with the representations contained in this Management Representation
Certificate and reflect that the Company has continuously satisfied the requirements for REIT qualification as of the end of each such calendar quarter and as of the end of each such calendar year from the inception of the Company in 1995 through June 30, 2002, inclusive.

     36. The representations set forth herein pertaining to periods from the inception of the Company through September 9, 2001, are made on behalf of the
Company by Steven R. Day, and the representations set forth herein pertaining to periods from and after September 10, 2001, are made on behalf of the Company by
William T. Freeman. Where the foregoing representations refer to provisions of law or regulation, each of the undersigned confirms that he has received an explanation of the pertinent provisions of the law or regulation referenced.

                                       12

     IN WITNESS WHEREOF, we have, on behalf of Pinnacle Holdings Inc., signed this Management Representation Certificate as of this 1st day of November, 2002.

                                                  PINNACLE HOLDINGS INC.

                                                  By: /s/ Steven R. Day
                                                     ---------------------------
                                                  Name:  Steven R. Day
                                                  Title: Chief Executive Officer

                                                  By: /s/ William T. Freeman
                                                     ---------------------------
                                                  Name:  William T. Freeman
                                                  Title: Chief Financial Officer

                                       13